EXHIBIT 99.1

FOR IMMEDIATE RELEASE
GENERAL FINANCE CORPORATION ENTERS INTO AMENDMENT TO
STOCKHOLDER AGREEMENT THAT PERMITS
ADDITIONAL PURCHASES OF COMMON STOCK

Pasadena, CA – April 1, 2009 - General Finance Corporation (“General Finance”, "Company" or “GFN”) (NASDAQ: GFN, GFNCW and GFNCU) today announced that it entered into an amendment to a Stockholder Agreement that authorizes two directors and a mezzanine debt investor to purchase additional shares of General Finance common stock earlier than was permitted under the original Stockholders Agreement.

In October 2008, in connection with the acquisition of Pac-Van, General Finance entered into a Stockholders Agreement that prohibited two of its directors, Ronald F. Valenta and Ronald L. Havner, Jr., and mezzanine debt holder, D.E. Shaw Laminar Portfolios, L.L.C. ("D.E. Shaw"), from purchasing additional shares of General Finance common stock prior to June 30, 2009.

In light of continuing stock market volatility, General Finance entered into an amendment to the Stockholders Agreement that will permit Mr. Valenta, Mr. Havner and D.E. Shaw to purchase additional shares of General Finance common stock prior to June 30, 2009, provided that, among other things, the following conditions are met: (1) prior to June 30, 2009 the stockholders will not purchase General Finance common stock that cause their total share ownership to equal or exceed 50% of more of the outstanding shares of common stock; (2) between now and June 30, 2009 the stockholders would not spend more than $1 million to purchase outstanding shares of common stock of the Company; and (3) prior to June 30, 2009 the stockholders would suspend open market purchases of the Company’s common stock if the Company commenced a public offering of securities.

Series A 12.5% Cumulative Preferred Stock Issuance

Today, General Finance intends to close the second round of its Series A 12.5% Cumulative Preferred stock offering for a total of approximately $70,000. The preferred stock is non-convertible.

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf (www.royalwolf.com.au), and its indirect 100%-owned subsidiary, Pac-Van (www.pacvan.com ), sells and leases products in the portable services industry to a broad cross section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage vertical; and modular buildings, mobile offices and portable container buildings in the modular space vertical.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of Royal Wolf and Pac-Van.  Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s definitive proxy statement with respect to General Finance’s acquisition of Pac-Van, its Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and its quarterly report on Form 10-Q for the quarter ended December 31, 2008.

Contact:

John Johnson
General Finance Corporation
(626) 584-9722 ext. 1009